UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29 , 2008

Sombrio Capital Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-52667	Not Applicable
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

311 Tawny Road, Sarnia, Ontario N7S 5K1
(Address of principal executive offices)

1-519-542-1229
(Registrant’s telephone number, including area code)

1566 Burrill Avenue, North Vancouver, BC V7K 1L9
(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

On December 29, 2008 644822 British Columbia Ltd., shareholder of Sombrio Capital Corp. (the “Company”) entered into an Agreement for the Purchase of Common Stock with KIF Capital Corp., pursuant to which 644822 British Columbia Ltd. sold an aggregate of 5,000,000 shares of the Company’s common stock to KIF Capital Corp. The purchase price was $5,000. KIF Capital Corp. acquired approximately 69.5% of the total outstanding number of shares of common stock of the Company and the 5,000,000 shares represent KIF Capital Corp.’s entire beneficial holdings in the Company. KIF Capital Corp is a private corporation owned and controlled by Ken MacAlpine. 644822 British Columbia Ltd. is a private corporation owned and controlled by Derek Page.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On December 30, 2008, Derek Page voluntarily tendered his resignation as President, Chief Executive Officer, Chief Financial Officer , and Secretary of the Company, and as a result, we appointed Ken MacAlpine as our President, Chief Executive Officer, Chief Financial Officer, and Secretary, and as a member of our board of directors.

Also on December 30, 2008, after the appointment of Ken MacAlpine as a director, Derek Page resigned as a director.

Ken MacAlpine has been president of KIF Capital Corp, a private business consulting company since 1993. Mr MacAlpine has been active in the areas of commercial and residential real estate development. More recently he has focused his efforts on venture capital and corporate development in both the public and private sectors.

ITEM 9.01 EXHIBITS

Exhibit Number	Description
99.1	News Release dated December 31, 2008
99.2	Material Change Report dated December 31, 2008

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 31, 2008

SOMBRIO CAPITAL CORP.

By:	/s/ Ken MacAlpine
Ken MacAlpine
President, Chief Executive Officer,
Chief Financial Officer, Secretary and Director